Exhibit 4.3

REGISTRATION RIGHTS AGREEMENT

SUSSER HOLDINGS CORPORATION

Dated as of October 24, 2006

i

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated October 24, 2006, is entered into by and among Susser Holdings Corporation, a Delaware corporation (the “Company”), Stripes Holdings, L.P., a Delaware limited partnership (“Stripes LP”), Wellspring Capital Partners III, L.P., a Delaware limited partnership (“Wellspring” and, together with Stripes LP, the “Wellspring Parties”), Sam L. Susser (“Susser”) and the other persons or entities listed on Exhibit A attached hereto (together with Susser, the “Susser Parties”).

RECITALS

WHEREAS, prior to the Mergers (defined below), the Wellspring Parties and the Susser Parties (collectively referred to herein as the “Security Holders”) were directly or indirectly members of Stripes Holdings LLC (“Stripes”), and held membership units therein;

WHEREAS, the Security Holders were granted certain registration rights with respect to their membership units in Stripes pursuant to that that certain Amended and Restated Limited Liability Company Agreement of Stripes Holdings LLC, dated December 21, 2005 (the “Stripes LLC Agreement”);

WHEREAS, pursuant to the terms of that certain Agreement and Plan of Merger of even date herewith, Susser Holdings Merger LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger LLC”), merged with and into Stripes, with Stripes as the surviving entity (the “Initial Merger”);

WHEREAS, as a result of the Initial Merger, the membership units in Stripes held by the Security Holders were converted into shares of common stock, par value $0.01 per share, of the Company (“Common Stock”);

WHEREAS, Stripes Investment Corp., a Delaware Corporation (“Blocker Corp.”), was a member of Stripes LLC and received Common Stock in exchange for its Stripes Membership Units in the Initial Merger;

WHEREAS, immediately upon the consummation of the Initial Merger, pursuant to the terms of an Agreement and Plan of Merger of even date herewith, Blocker Corp. merged with and into the Company (the “Secondary Merger” and together with the Initial Merger, the “Mergers”), with the Company as the surviving entity;

WHEREAS, as a result of the Secondary Merger, (i) all of the issued and outstanding stock of Blocker Corp. was cancelled, (ii) Stripes LP, as sole stockholder of Blocker Corp., received Common Stock as consideration therefore, and (iii) all of the shares of Common Stock held by Blocker Corp. were cancelled;

WHEREAS, the parties hereto desire that the registration rights granted to the Security Holders pursuant to the Stripes LLC Agreement be granted to the Security Holders with respect to the shares of Common Stock held by such Security Holders as a result of the Mergers.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1.

“Affiliate” means, with respect to any Person, any Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any Person.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of the United States or the State of New York.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“Public Offering” means an underwritten public offering of Securities pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“register,” and “registered” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Registrable Securities” means, (a) the Common Stock or securities into which such Common Stock may hereafter be changed (or for which such Common Stock may be exchanged) by way of a dividend or in connection with a combination or subdivision of the Common Stock, or a reclassification, merger, consolidation or other reorganization of the Company and (b) any other shares of Common Stock hereafter acquired by any Security Holder that is an Affiliate of the Company at the time any Registration; provided, however, that as to any particular Registrable Securities that have been issued, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of under such registration statement, (ii) they shall have been distributed to the public pursuant to Rule 144 under the Securities Act, (iii) in the opinion of legal counsel for the holder of such securities that would otherwise be Registrable Securities, the holder of such securities shall have become eligible to distribute all such securities held thereby to the public pursuant to Rule 144 under the Securities Act during any three-month period without regard to the volume limitations and manner of sale requirements of Rule 144, (iv) they shall have been otherwise transferred or disposed of, and new certificates therefor not bearing a legend restricting further transfer shall have been delivered by the Company, and subsequent transfer or disposition of them shall not require their registration or qualification under the Securities Act or any similar state law then in force, or (v) they shall have ceased to be outstanding.

“Registration” means the qualification for distribution and/or registration of Registrable Securities under the Securities Act by way of a registration statement on Form S-1, F-1, or any similar long-form registration or, if available, a registration statement on Form S-3, Form F-3, or any similar short-form registration.

“Registration Document” means a prospectus, registration statement or other document pursuant to which any Registration may be effected.

“SEC” means the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations promulgated by the SEC thereunder.

(b) For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
Agreement	Introductory Paragraph
Blocker Corp.	Recitals
Company	Introductory Paragraph
Common Stock	Recitals
Initial Merger	Recitals
Initiating Security Holder	2.1(a)
Losses	2.6(a)
Initial Merger	Recitals
Mergers	Recitals
Merger LLC	Recitals
NASD	2.5(l)
Secondary Merger	Recitals
Security Holder Indemnified Parties	2.6(a)
Security Holders	Recitals
Security Holders’ Counsel	2.2(c)
Stripes	Recitals
Stripes LLC Agreement	Recitals
Stripes LP	Introductory Paragraph
Susser	Introductory Paragraph
Susser Parties	Introductory Paragraph
Violation	2.6(a)
Wellspring	Introductory Paragraph
Wellspring Parties	Introductory Paragraph

Section 1.2 Other Definitional and Interpretive Matters. Unless otherwise expressly provided or the context otherwise requires, for purposes of this Agreement the following rules of interpretation apply.

(a) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day.

(b) Any reference in this Agreement to $ means U.S. dollars.

(c) The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full in this Agreement and are an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein are defined as set forth in this Agreement.

(d) Any reference in this Agreement to gender includes all genders, and words imparting the singular number also include the plural and vice versa.

(e) The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and do not affect, and should not be utilized in, the construction or interpretation of this Agreement.

(f) All references in this Agreement to any “Article,” “Section,” “Schedule” or “Exhibit” are to the corresponding Article, Section, Schedule or Exhibit of this Agreement.

(g) The words “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(h) The word “including” or any variation thereof means “including, but not limited to,” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it.

ARTICLE II.

REGISTRATION RIGHTS

Section 2.1 Demand Registrations.

(a) Request for Registration; Notice. Beginning upon the latter to occur of (a) April 24, 2007, or (b) the expiration date, taking into account any extensions thereof, of that certain Lock-Up Agreement executed on even date herewith by each of the Security Holders and delivered to Merrill Lynch & Co., as representative of the several underwriters, (x) the Susser Parties who hold a majority of all Common Stock held by all Susser Parties or (y) the Wellspring

Parties who hold a majority of all Common Stock held by all Wellspring Parties (each an “Initiating Security Holder”), may request the Company to effect a public offering covering the Registration of all or part of its Registrable Securities; provided, however, that (i) the Susser Parties may make only two such requests and (ii) the Wellspring Parties may make only two such requests. Upon receipt of any such notice, the Company shall, within twenty (20) days, give written notice of such request to all Security Holders, and subject to any limitations set forth in this Article II, use its reasonable best efforts to effect, as soon as practicable, such Registration of all Registrable Securities that the Security Holders request to be Registered in a written request received by the Company within twenty (20) days of the receipt of notice from the Company referred to above.

(b) Underwriting; Inclusion and Cutbacks. If the Initiating Security Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2(a) and the Company shall include such information in the written notice to the Security Holders pursuant to Section 2(a). In such event the right of any Security Holder to include its Registrable Securities in such Registration shall be conditioned upon such Security Holder’s participation in such underwriting and the inclusion of such Security Holder’s Registrable Securities in the underwriting. All Security Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority-in-interest of the Initiating Security Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2(b), if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Security Holders who have requested to include Registrable Securities in such Registration and the number of Registrable Securities that may be included in the underwriting shall be allocated to the Security Holders on a pro rata basis based on the number of Registrable Securities that all such Security Holders (including the Initiating Security Holders) have requested to include in such Registration. The Company shall be entitled, at its discretion, to include shares in any Registration made pursuant to this Section 2.1, for its own account or for the account of others; provided, however, that in no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the Registration. No Initiating Security Holder shall be deemed to have made a request for registration under Section 2.1 for purposes of determining the number of remaining requests that can be made for registration under Section 2.1 unless at least 80% of the Registrable Securities requested to be included by such Initiating Security Holder in such underwritten registration are actually sold in such underwritten registration.

(c) Limitations. The Company shall not be obligated to effect any Registration requested pursuant to this Section 2.1:

(i) if the Company has effected a Registration pursuant to this Section 2.1 in the preceding six (6) months, and the Registration Document applicable to such Registration has been declared or ordered effective and remains effective for the time period specified in Section 2.3(a);

(ii) if an executive officer of the Company shall furnish, in writing, a statement to the Security Holders that in the reasonable judgment of the Board of Directors such requested Registration is not in the best interest of the Company or any of its Subsidiaries at such particular time due to the fact that it would require the premature disclosure of a potential transaction or other matter that would be damaging to the Company; provided, however, that the Company shall not have the right to defer such requested Registration for more than one hundred eighty (180) days and such right shall not be exercised more than once in any eighteen (18) month period.

Section 2.2 Company Registrations.

(a) Notice; Inclusion. If the Company proposes to Register any of its shares or other securities, the Company shall promptly give each Security Holder written notice of such Registration. Upon the written request of each Security Holder given within twenty (20) days after the receipt of such notice from the Company, the Company shall, subject to the provisions of this Section 2.2, include in such Registration all of the Registrable Securities that each such Security Holder has requested to be Registered.

(b) Underwriting; Inclusion and Cutbacks. If the Company intends to distribute its shares or other securities by means of an underwriting, the Company shall include such information in the written notice to the Security Holders pursuant to Section 2.2(a). In such event the right of any Security Holder to include its Registrable Securities in such Registration shall be conditioned upon such Security Holder’s participation in such underwriting and the inclusion of such Security Holder’s Registrable Securities in the underwriting. All Security Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to the Security Holders). Notwithstanding any other provision of this Section 2.2(b), if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Security Holders and the number of securities that may be included in the underwriting shall first be allocated to the Company and then any remaining securities shall be allocated to the Security Holders on a pro rata basis based on the number of Registrable Securities that all such Security Holders have requested to include in such Registration. Notwithstanding the foregoing, in no event shall (i) the amount of Registrable Securities included in the Registration be reduced below 25% of the total amount of securities included in such Registration, unless such offering is an Initial Public Offering, in which case any or all Registrable Securities may be excluded if the underwriters make the determination described above and no other Security Holder’s securities are included or (ii) any securities held by any security holder other than a Security Holder be included in such offering if any Registrable Securities are excluded from such Registration.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any Registration initiated by it under this Section 2.2 prior to the effectiveness of such Registration whether or not any Security Holder has elected to include Registrable Securities in such Registration.

Section 2.3 Registration Procedures. Whenever required under this Article II to effect a Registration of any Registrable Securities, the Company shall use its reasonable best efforts to:

(a) prepare and file with the Commission a Registration Document with respect to such Registrable Securities and cause such Registration Document to become final or effective, as applicable, and keep such Registration Document in effect or effective for the lesser of (i) a period of one hundred eighty (180) days, (ii) until the distribution contemplated in the Registration Document has been completed or (iii) the maximum period permitted under the Securities Act;

(b) prepare and file as soon as reasonably practicable with the Commission such amendments and supplements to such Registration Document as may be necessary to comply with the Securities Act with respect to the disposition of all securities covered by such Registration Document;

(c) furnish, at least five (5) days before filing a Registration Document, or any amendments or supplements relating thereto, to counsel selected by a majority-in-interest of the holders of Registrable Securities to be included in such Registration, which counsel shall be reasonably satisfactory to the Company (“Security Holders’ Counsel”), copies of all such documents proposed to be filed (it being understood that such five-day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to Security Holders’ Counsel in advance of the proposed filing within a period of time that is customary and reasonable under the circumstances);

(d) as soon as reasonably practicable, furnish to the selling Security Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities held by them;

(e) notify in writing Security Holders’ Counsel promptly (i) of the receipt by the Company of any notification with respect to any comments by the Commission with respect to such Registration Document or any amendment or supplement thereto or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto, (ii) of the receipt by the Company of any notification with respect to the issuance by the Commission of any stop order suspending the effectiveness of such Registration Document or any amendment or supplement thereto or the initiation or threatening of any proceeding for that purpose or (iii) of the receipt by the Company of any notification with respect to the suspension of the distribution of such Registrable Securities or the suspension of the qualification of such Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

(f) register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as the Security Holders may reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable the Security Holders to consummate the distribution of the Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so;

(g) in the event of any underwritten Public Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(h) notify, on a timely basis, each Security Holder at any time when a Registration Document relating to such Registrable Securities is required to be delivered under the Securities Act within the appropriate period mentioned in Section 2.3(a), of the happening of any event as a result of which the Registration Document or, if applicable, the prospectus included in such Registration Document, as then in effect contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make a statement therein not misleading in light of the circumstances in which it was made, and at the request of any Security Holder prepare and furnish to such Security Holder a reasonable number of copies of a supplement to, or an amendment of, such Registration Document as may be necessary so that, as thereafter delivered to the offerees of such shares, such Registration Document does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make a statement therein not misleading in light of the circumstances in which it was made;

(i) list the Registrable Securities on any United States national securities exchange on which any shares of the Company are then listed or, if no securities are listed on such stock or securities exchange, qualify such Registrable Securities for inclusion on the automated quotation system of the National Association of Securities Dealers, Inc. (the “NASD”) or such United States national securities exchange as the Security Holders shall request;

(j) provide a transfer agent and registrar for all Registrable Securities and, if applicable, a CUSIP or other identifying number for all such Registrable Securities, in each case not later than the effective date of such Registration;

(k) in the event of any underwritten Public Offering, cooperate with the selling Security Holders, the underwriters participating in the offering and their counsel in any due diligence investigation reasonably requested by the selling Security Holders or the underwriters in connection therewith, and participate, to the extent reasonably requested by the managing underwriter for the offering or the selling Security Holders, in efforts to sell the Registrable Securities under the offering that would be customary for underwritten primary offerings of a comparable amount of equity securities by the Company;

(l) in the event of any underwritten Public Offering, (i) cause its accountants to deliver to the underwriters a comfort letter and (ii) cause its attorneys to deliver to the underwriters a legal opinion with respect to the validity of the shares being sold in such offering, in each case in form and substance similar to those customarily delivered in similar public offerings;

(m) otherwise comply with all Securities Act and all applicable rules and regulations of the Commission and make available to the Security Holders, as soon as reasonably practicable, earnings statements sufficient to satisfy any applicable provisions of the Securities Act; and

(n) to take all other steps necessary to effect the Registration of such Registrable Securities contemplated hereby.

Section 2.4 Information from Security Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article II with respect to the Registrable Securities of any selling Security Holder that such Security Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities as shall be reasonably required to effect the Registration of such Registrable Securities.

Section 2.5 Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Article II, including all registration and filing fees, all fees and expenses associated with filings required to be made with the NASD (including, if applicable, the fees and expenses of any “qualified independent underwriter” as such term is defined in Schedule E of the By-Laws of the NASD, and of its counsel), fees and expenses of compliance with the Securities Act or other securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the Registrable Securities), rating agency fees, printing expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with any automated depository and of printing any Registration Document or prospectus), messenger and delivery expenses, the Company’s internal expenses (including without limitation all salaries and expenses of its officers and employees performing legal or accounting duties), the fees and expenses incurred in connection with any listing of the Registrable Securities, fees and expenses of counsel for the Company and its independent certified public or chartered accountants (including the expenses of any special audit or “cold comfort” letters required by or incident to such performance), Securities Act liability insurance (if the Company elects to obtain such insurance), the fees and expenses of any special experts retained by the Company in connection with such Registration, the fees and expenses of other Persons retained by the Company and reasonable fees and expenses of Security Holders’ Counsel, will be borne by the Company whether or not any Registration Document becomes effective; provided, however, all underwriting discounts and selling commissions applicable to the Registrable Securities shall be borne by the Security Holders, in proportion to the number of Registrable Securities sold by them; and provided, further, that the Company shall not be required to pay any expenses in connection with any registration proceeding if the request for Registration pursuant to Section 2.1 is subsequently withdrawn at the request of the Security Holder (in which case such Security Holder shall bear such expenses), unless such Security Holder agrees to forfeit its rights to one demand registration pursuant to Section 2.1.

Section 2.6 Indemnification. In the event any Registrable Securities are included in a Registration Document under this Article II the provisions of this Section 2.6 shall apply.

(a) Company Indemnification. To the extent permitted by law, the Company will indemnify and hold harmless each Security Holder, the partners, officers, directors and shareholders of each Security Holder, legal counsel and accountants for each Security Holder, any underwriter (as defined under the Securities Act) for such Security Holder and each Person, if any, who controls such Security Holder or underwriter within the meaning of the Securities Act (collectively, “Security Holder Indemnified Parties”), against any losses, claims, damages or liabilities (joint or several) or actions to which they may become subject under the Securities Act or any Securities Act of any other jurisdiction (collectively, “Losses”), insofar as such

Losses arise out of or are based upon any of the following statements, omissions or violations (each, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in a Registration Document under which Registrable Securities were registered, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state in a Registration Document under which Registrable Securities were registered a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company (or, with respect to the use of the term “Violation” in Section 2.6(b), by any Security Holder) of the Securities Act or any Securities Act of any other jurisdiction in connection with the offering covered by such Registration Document, and the Company will reimburse each such Security Holder Indemnified Party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.6(a) shall not apply to, and the Company shall not be liable for, amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such Loss to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished to the Company for use in connection with such registration by or on behalf of any Security Holder Indemnified Party; provided, further, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Security Holder Indemnified Party, from whom the Person asserting any such Loss purchased shares in the offering, if a copy of the most current prospectus was not sent or given by or on behalf of such Security Holder Indemnified Party to such Person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such Person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such Loss.

(b) Security Holder Indemnification. To the extent permitted by law, each selling Security Holder will severally, and not jointly, indemnify and hold harmless the Company, each of its directors and officers, each Person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other Security Holder selling securities in such Registration and any controlling Person of the Company, any such underwriter or other Security Holder, against any Losses, insofar as such Losses arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by or on behalf of such Security Holder to the Company expressly for use in connection with such Registration Document, amendment or supplement or if such misstatement or omission was corrected in any amendment or supplement provided by the Company to a selling Security Holder and the Security Holder failed to deliver such amendment or supplement; and each such Security Holder will reimburse any Person intended to be indemnified pursuant to this Section 2.6(b) for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such Loss as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.6(b) shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Security Holder (which consent shall not be unreasonably withheld or delayed); provided, further, that in no event shall any indemnity under this Section 2.6(b) exceed the net proceeds from the offering received by such Security Holder.

(c) Indemnification Procedures. Promptly after receipt by an indemnified party under this Section 2.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 2.6 to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.6. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

(d) Contribution. If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Loss referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in such Loss, as well as any other relevant equitable considerations; provided, however, that no contribution by any Security Holder, when combined with any amounts paid by such Security Holder pursuant to Section 2.6(b), shall exceed the net proceeds from the offering received by such Security Holder except in the case of willful fraud. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Conflict. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten Public Offering are in conflict with the foregoing provisions, the provisions of the underwriting agreement shall control.

(f) Survival. The obligations of the Company and Security Holders under this Section 2.6 shall survive the completion of any Registration under this Article II.

Section 2.7 Lock-Up Agreements. Each Security Holder, if requested by the Company and a managing underwriter, hereby agrees that it will not, without the prior written consent of the Company and such managing underwriter, during the period commencing on the date of the final prospectus relating to a Public Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares or other securities of the Company or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such shares or other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of such shares or other securities, in cash or otherwise. Each Security Holder further agrees to execute such agreements as may be reasonably requested by the underwriters that are consistent with this Section 2.7 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Security Holders subject to such agreements pro rata based on the number of shares subject to such agreements.

ARTICLE III.

TERMINATION

Section 3.1 Termination. The provisions of this Agreement shall terminate on the earlier of (i) the date on which the Security Holders shall no longer hold any Registrable Securities, or (ii) October 24, 2016.

ARTICLE IV.

MISCELLANEOUS

Section 4.1 Notices. Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed as follows (or at such other address as may be substituted by notice given as herein provided):

If to the Company:

Susser Holdings Corporation

4433 Baldwin Boulevard

Corpus Christi, TX 78408

Facsimile: (361) 693-3725

Attention: E. V. Bonner, Jr.

With copies to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Facsimile: (214) 746-7777

Attention: W. Stuart Ogg

If to any Security Holder, at its address or facsimile number shown on the signature pages hereto or such other address or telecopy number otherwise delivered to the Company in writing for such purpose pursuant to this Section 4.1.

Any notice or communication hereunder shall be deemed to have been given or made as of the date so delivered if personally delivered; when answered back, if telexed; when receipt is acknowledged, if facsimiled; and five calendar days after mailing if sent by registered or certified mail (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

Failure to transmit a notice or communication to a Security Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is given or made in the manner provided above, it is duly given, whether or not the addressee receives it.

Section 4.2 Governing Law. THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED AND DETERMINED EXCLUSIVELY IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

Section 4.3 Jurisdiction. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE COURT OF DELAWARE, AND ANY APPELLATE COURT THEREFROM, FOR THE RESOLUTION OF ANY AND ALL DISPUTES, CONTROVERSIES, CONFLICTS, LITIGATION OR ACTIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE SUBJECT MATTER HEREOF.

Section 4.4 Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding upon and benefit the Company, each Security Holder and their respective successors and assigns.

Section 4.5 Duplicate Originals. All parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together shall represent the same agreement.

Section 4.6 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.7 No Waivers; Amendments.

(a) No failure or delay on the part of the Company or any Security Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or any Security Holder at law or in equity or otherwise.

(b) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and each of Susser (on behalf of himself and each other Susser Party) and Wellspring (on behalf of itself and each other Wellspring Party).

Section 4.8 Negotiated Agreement. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to the construction or interpretation hereof.

Section 4.9 Termination of Rights under Limited Liability Company Agreement. The Company and the Security Holders hereby agree that, effective as of the date hereof, any rights of all such Security Holders under the Limited Liability Company Agreement of Stripes LLC, with respect to membership units of Stripes LLC, Common Stock or otherwise, shall terminate and be of no further force and effect.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

SUSSER HOLDINGS CORPORATION

By:	/s/ Sam L. Susser
Name:	Sam L. Susser
Title:	President / CEO

WELLSPRING PARTIES:

WELLSPRING CAPITAL PARTNERS III, L.P.

By:	/s/ William F. Dawson, Jr.
Name:	William F. Dawson, Jr.
Title:	Partner

STRIPES HOLDINGS, L.P.

By:	/s/ William F. Dawson, Jr.
Name:	William F. Dawson, Jr.
Title:	Partner

Address for Notice to Wellspring Parties:

Wellspring Capital Management LLC
390 Park Avenue
New York, NY 10022
Facsimile:	(212) 318-9810
Attention:	William F. Dawson, Jr.

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

SUSSER PARTIES:

SUSSER FAMILY GRANTOR RETAINED ANNUITY TRUST NO. 3

By:	/s/ Sam L. Susser
Sam L. Susser
Trustee

/s/ Sam L. Susser
Sam L. Susser

/s/ E.V. Bonner, Jr.
E.V. Bonner, Jr.

/s/ Sam J. Susser
Sam J. Susser

/s/ Jerry Susser
Jerry Susser

/s/ David Wishard
David Wishard

/s/ Rob Darville
Rob Darville

/s/ Rocky Dewbre
Rocky Dewbre

/s/ Kevin Mahany
Kevin Mahany

/s/ Sandra Brimhall
Sandra Brimhall

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

/s/ Mary Sullivan
Mary Sullivan

/s/ Richard Sebastian
Richard Sebastian

/s/ Roger Smith
Roger Smith

/s/ Otis Peaks
Otis Peaks

/s/ Bruce Krysiak
Bruce Krysiak

ENGEL INVESTMENTS, LTD.

By:	Engel Investments I, LLC, its general partner

By:	/s/ David P. Engel
	Name:	David P. Engel
	Title:	President

/s/ Armand S. Shapiro
Armand S. Shapiro

Address for Notice to Susser Parties:

Facsimile:
Attention:

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT